February 2009

Pricing Sheet dated February 20, 2009 relating to
Preliminary Terms No. 21 dated January 26, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked Barrier Capital Protected Notes due February 28, 2011
Based on the Performance of the Australian Dollar Relative to the U.S. Dollar (Bullish AUD / Bearish USD)
PRICING TERMS – FEBRUARY 20, 2009
Issuer:	Morgan Stanley
Aggregate principal amount:	$911,000
Issue price:	$1,000 per note (See “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	February 20, 2009
Original issue date:	February 27, 2009 (5 business days after the pricing date)
Maturity date:	February 28, 2011
Principal protection:	100%
Interest:	None
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
If at all times during the observation period the exchange rate is at or below the barrier level:
$1,000 x currency performance x participation rate
If at any time on any day during the observation period the exchange rate is above the barrier level:
$0
For the purposes of determining whether or not the exchange rate has remained at or below the barrier level at all times during the observation period, the exchange rate will be determined by reference to the rates displayed on Bloomberg Page “AUD CRNCY GIP”, which displays the high and low AUD/USD exchange rates for each day.
In no event will the supplemental redemption amount be less than $0 or greater than $600 per note.

Observation period:	The period from 11:00 a.m. (New York time) on the currency business day immediately following the pricing date to 11:00 a.m. (New York time) on the valuation date
Barrier level:	0.8971, which is 140% of the initial exchange rate
Currency performance:
(final exchange rate / initial exchange rate) – 1
Under the terms of the notes, a positive currency performance means that the Australian dollar has appreciated relative to the U.S. dollar, while a negative currency performance means that the Australian dollar has depreciated relative to the U.S. dollar.

Participation rate:	150%
Initial exchange rate:
0.6408, which is the AUD/USD exchange rate (expressed as the number of U.S. dollars per one Australian dollar) as displayed on Reuters Page “WMRSPOT12” at 11:00 a.m. (New York time) on the pricing date

Final exchange rate:	The AUD/USD exchange rate (expressed as the number of U.S. dollars per one Australian dollar) as displayed on Reuters Page “WMRSPOT12” at 11:00 a.m. (New York time) on the valuation date
Valuation date:	February 17, 2011
CUSIP:	617482DX9
ISIN:	US617482DX97
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2%	98%
Total	$911,000	$18,220	$892,780

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 21 dated January 26, 2009
Prospectus Supplement for Currency-Linked Capital Protected Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.